Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

THIRD QUARTER FISCAL 2019 FINANCIAL RESULTS

Roanoke, Va., September 16, 2019 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its third quarter ended July 31, 2019.

Third Quarter 2019 Financial Results

Consolidated net sales were $17.4 million in the third quarter of fiscal year 2019, a decrease of 24.9% compared to net sales of $23.1 million in the third quarter of fiscal year 2018. The year-over-year decrease in net sales reflects a number of large orders from one customer in the third quarter of fiscal year 2018 that did not recur at the same levels in the third quarter of fiscal year 2019. Net sales to this customer decreased $7.2 million in the third quarter of fiscal 2019, as compared to the prior year period. Consolidated net sales to all other customers during the third quarter of fiscal year 2019 increased 9.5% compared to the same period last year.

OCC reported a 3.9% increase in net sales to customers outside of the United States in the third quarter of fiscal year 2019 compared to the same period last year. The Company experienced a year-over-year decrease in net sales in its enterprise and wireless carrier markets in the third quarter of fiscal year 2019, partially offset by increases in other specialty markets.

Gross profit was $4.5 million in the third quarter of fiscal year 2019, compared to gross profit of $7.0 million in the same period last year. Gross profit margin, or gross profit as a percentage of net sales, was 25.9% in the third quarter of fiscal year 2019 compared to 30.4% for the same period in fiscal year 2018.

Optical Cable Corp. – Third Quarter 2019 Earnings Release

SG&A expenses decreased 14.9% to $5.4 million during the third quarter of fiscal year 2019, compared to $6.4 million for the third quarter of fiscal year 2018. The decrease in SG&A expenses was primarily the result of decreases in employee related costs including employee incentives and share-based compensation expense.

For the third quarter of fiscal year 2019, OCC recorded a net loss of $1.1 million, or $0.15 per basic and diluted share, compared to net income of $438,000, or $0.06 per basic and diluted share, for the third quarter of fiscal year 2018.

Fiscal Year-to-Date 2019 Financial Results

Consolidated net sales for the first nine months of fiscal year 2019 were $53.1 million, a decrease of 21.4% compared to net sales of $67.6 million for the first nine months of fiscal year 2018. The year-over-year decrease in net sales is the result of a number of large orders from one customer in the first nine months of fiscal year 2018 that did not recur at the same levels in the first nine months of fiscal year 2019. Net sales to this customer decreased $17.3 million in the first nine months of fiscal year 2019. Consolidated net sales to all other customers during the first nine months of fiscal year 2019 increased 6.5% compared to the same period last year.

The Company experienced a year-over-year decrease in net sales in its enterprise and wireless carrier markets in the first nine months of fiscal year 2019, partially offset by increases in other specialty markets.

OCC reported gross profit of $13.4 million in the first nine months of fiscal year 2019, a decrease of 37.0% compared to gross profit of $21.2 million in the first nine months of fiscal year 2018. Gross profit margin was 25.2% in the first nine months of fiscal year 2019 compared to 31.4% for the same period in fiscal year 2018.

Beginning in the second quarter of fiscal year 2019, OCC has focused on cost control and correcting unintended throughput constraints and inefficiencies at its Roanoke facility that negatively impacted the Company’s financial and operational results in the nine months of fiscal year 2019, and particularly in the first quarter of fiscal year 2019. These throughput constraints resulted from the expansion, training, and restructuring of the Company’s manufacturing workforce and from process changes during fiscal year 2018—initiatives intended to ultimately increase throughput and efficiency in order to meet increased product demand over the short- and long-term. Efforts to control costs and enhance operational efficiency are ongoing, and the Company believes the benefits of some of the cost reductions and changes that have been made, and are continuing to be made, will not be fully realized until after the fourth quarter of fiscal year 2019.

SG&A expenses decreased 7.0% to $18.0 million during the first nine months of fiscal year 2019 from $19.3 million for the first nine months of fiscal year 2018. The decrease in SG&A expenses during the first nine months of fiscal year 2019 compared to the same period last year was primarily the result of decreases in employee related costs including employee incentives and commissions, partially offset by increases in compensation costs, due primarily to new hires, net of terminations.

OCC recorded a net loss of $5.0 million, or $0.68 per basic and diluted share, for the first nine months of fiscal year 2019, compared to net income of $1.4 million, or $0.19 per basic and diluted share, for the first nine months of fiscal year 2018.

Optical Cable Corp. – Third Quarter 2019 Earnings Release

Credit Agreement Modified

OCC’s Credit Agreement with Pinnacle Bank was modified on September 11, 2019. As a result,

the Company agreed to (i) reduce the total aggregate amount of funds available for lending under the Credit Agreement from $7,000,000 to $6,500,000; (ii) reduce the aggregate outstanding balance under the Credit Agreement by $500,000 on or before November 29, 2019 by paying $250,000 to reduce the outstanding principal balance on each of its term loans; and (iii) change the interest rate on advances under the Revolving Credit Note from LIBOR plus 2.50% to the prime lending rate plus 0.25% effective September 10, 2019. In exchange for the above stated consideration, the Lender agreed to suspend the current ratio financial covenant.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “While our results reflect reduced order volumes from a significant customer, we were pleased to achieve sales growth among all other customers—9.5% during the third quarter and 6.5% during the nine months ended July 31, 2019, compared to the same periods last year. We believe this reflects the actions we are taking to drive top line growth and strong demand for OCC’s integrated solutions—particularly in our specialty markets. During the quarter, we also continued our efforts to control costs and increase operational throughput and efficiency.”

Mr. Wilkin concluded, “For the remainder of the fiscal year we will continue to focus on executing on our strategies to capture growth opportunities and working with urgency to operate even more efficiently in order to best position OCC for the future.”

Conference Call Information

As previously announced, OCC will host a conference call today, September 16, 2019, at 12:00 p.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 in the U.S. or (973) 935-2840 internationally, passcode 8499614. For interested individuals unable to join the call, a replay will be available through Monday, September 23, 2019 by dialing (800) 585-8367 or (404) 537-3406, passcode 8499614. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

Optical Cable Corp. – Third Quarter 2019 Earnings Release

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2019 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,

	2019	2018	2019	2018

Net sales	$17,367	$23,117	$53,075	$67,555
Cost of goods sold	12,876	16,090	39,712	46,343

Gross profit	4,491	7,027	13,363	21,212

SG&A expenses	5,418	6,370	17,969	19,329
Royalty income, net	─	(12)	(1)	(30)
Amortization of intangible assets	10	9	28	26

Income (loss) from operations	(937)	660	(4,633)	1,887

Interest expense, net	(135)	(194)	(382)	(475)
Other, net	─	(10)	(7)	1
Other expense, net	(135)	(204)	(389)	(474)

Income (loss) before income taxes	(1,072)	456	(5,022)	1,413

Income tax expense (benefit)	13	18	(9)	(6)

Net income (loss)	$(1,085)	$438	$(5,013)	$1,149

Net income (loss) per share:
Basic and diluted	$(0.15)	$0.06	$(0.68)	$0.19

Weighted average shares outstanding:
Basic and diluted	7,319	7,696	7,409	7,559

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Optical Cable Corp. – Third Quarter 2019 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31,	October 31,
	2019	2018
Cash	$1,100	$177
Trade accounts receivable, net	9,965	12,833
Inventories	18,813	17,475
Other current assets	473	562
Total current assets	30,351	31,047
Non-current assets	11,167	12,051
Total assets	$41,518	$43,098

Current liabilities	$14,136	$7,028
Non-current liabilities	5,526	9,259
Total liabilities	19,662	16,287
Total shareholders’ equity	21,856	26,811
Total liabilities and shareholders’ equity	$41,518	$43,098

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